Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700

May 14, 2009

Mountain View, California

IRIDEX Reports First Quarter 2009 Financial Results

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter of 2009 ended April 4, 2009.

For the first quarter of 2009 the Company recorded a net profit of $0.2 million or $0.03 per diluted share compared to a net loss of $0.9 million or $0.10 per diluted share in the first quarter of 2008. Revenue for the first quarter of 2009 was $10.7 million, a 6.4% decrease from the $11.5 million reported for the first quarter of 2008.

Ophthalmology revenues were $7.5 million in the first quarter of 2009 consistent with $7.5 million for the comparable period in 2008. Ophthalmology recurring revenues, comprised of consumable products and service were $4.4 million for the first quarter of 2009, up 6.7% from $4.2 million for the first quarter 2008.

Total Aesthetics revenues were $3.2 million in the first quarter of 2009 compared with $3.9 million in the comparable period of 2008, a decrease of 18.9%.

Gross profit for the first quarter of 2009 was $5.0 million, compared with $4.8 million for the first quarter of 2008. Gross margins were 47.0% and 41.9% for the first quarter of 2009 and 2008, respectively, an improvement of 5.1% of revenues. Operating expenses for the first quarter 2009 were $4.7 million compared with $5.5 million for 2008, or 43.6% and 48.3% of revenues, respectively.

“Returning to profitability given the current distressed economic environment represents a major accomplishment for the company,” stated Mr. Theodore A. Boutacoff, President and CEO. “This is the first quarter that we have been profitable on an operating income level since the fourth quarter of 2005. Keys to achieving profitability during the quarter were improvement in our gross margins to 47% of revenues and managing our operating expenses exceptionally well.

“Our profitable performance during the first quarter reflects steady progress towards successfully implementing our strategic objectives,” Mr. Boutacoff continued, “which are: continuing to manage the Company to be cash flow positive while driving profitability; putting the majority of our focus on our Ophthalmology business and looking to invest in growth opportunities for Ophthalmology.

“During the first quarter our financial strength continued to improve with $0.9 million in cash generated from operations which allowed us to increase our cash balance and at the same time start reducing our bank debt; as a result we now have cash in excess of our debt,” continued Mr. Boutacoff. “We believe our strategy of continuing to focus on our Ophthalmology business is bearing fruit. Our Ophthalmology recurring revenues have grown quarter over comparable quarter even in these tough times. Furthermore, we announced that the first shipment of the IQ 577, our high-power, true yellow (577 nm wavelength) laser system for use by ophthalmologists was shipped in April for commercial sale, and we see the addition of the IQ 577 to our Ophthalmology product line as reinforcement of the IRIDEX brand for high quality technically advanced Ophthalmology products.”

Cash and cash equivalents were $5.7 million as of April 4, 2009, up from $5.3 million in January 3, 2009, while bank debt was $5.5 million as of April 4, 2009, down from $6.0 million as of January 3, 2009.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, May 14, 2009 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-9205 (U.S.) or (480) 629-9041 (International) and quoting Conference ID 4075884, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, May 14, 2009 through Thursday, May 21, 2009 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4075884. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, consumable laser probes and delivery devices used to treat eye diseases in ophthalmology and skin conditions in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s financial stability, growth strategy and prospects. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 4, 2009	March 29, 2008
Revenues	$10,736	$11,474
Cost of revenues	5,688	6,669

Gross profit	5,048	4,805

Operating expenses:
Research and development	841	1,025
Sales and marketing	2,351	2,613
General and administrative	1,493	1,905

Total operating expenses	4,685	5,543

Income (loss) from operations	363	(738)
Interest and other expense, net	(139)	(154)

Income (loss) before income taxes	224	(892)
Provision for income taxes	—	—

Net income (loss)	$224	$(892)

Net income (loss) per share - basic and diluted	$0.03	$(0.10)

Shares used in computing net income (loss) per share - basic and diluted	8,825	8,824

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 4, 2009	January 3, 2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,662	$5,307
Accounts receivable, net	7,809	8,199
Inventories, net	11,164	11,644
Prepaids and other current assets	516	540

Total current assets	25,151	25,690
Property and equipment, net	710	832
Other intangible assets, net	1,394	1,474
Other long term assets	310	229

Total assets	27,565	28,225

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,951	$2,415
Bank line of credit	5,477	6,000
Accrued compensation	1,823	1,729
Accrued expenses	2,151	2,249
Accrued warranty	1,294	1,345
Deferred revenue	2,733	2,741
Bank term loan	—	—

Total current liabilities	15,429	16,479

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	39,244	39,105
Accumulated other comprehensive loss	(165)	(192)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(26,607)	(26,831)

Total stockholders’ equity	12,136	11,746

Total liabilities and stockholders’ equity	$27,565	$28,225